Exhibit 99.7

FORM OF NOMINEE HOLDER CERTIFICATION

ENTERPRISE BANCORP, INC.

Up to [          ] Shares of Common Stock Issuable Upon the Exercise of Subscription

Rights Distributed to the Record Stockholders of Enterprise Bancorp, Inc.

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS SUPPLEMENT OF ENTERPRISE BANCORP, INC. DATED                         , 2009 (THE “PROSPECTUS”).

The undersigned, a broker, custodian bank, or other nominee holder (the “Nominee Holder”) of non-transferable subscription rights (the “Rights”) to purchase shares of common stock of Enterprise Bancorp, Inc. (the “Corporation”) pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Corporation, to Computershare Trust Company, N.A., as subscription agent for the rights offering, and to Georgeson Inc., as information agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the rights to purchase the number of shares of common stock specified below under the basic subscription right, and on behalf of beneficial owners of rights who have exercised their basic subscription right in full, the request to purchase the number of additional shares of common stock specified below pursuant to the over-subscription opportunity, the terms of which is described further in the Prospectus, listing separately each exercised basic subscription right and any corresponding over-subscription request as to each beneficial owner for whom the Nominee Holder is acting hereby:

Number of Shares Owned on Record Date	Number of Shares Subscribed For Under Basic Subscription Right	Number of Shares Requested Under Over-Subscription Opportunity

Print Name of the Nominee Holder:

By:

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